EXHIBIT 5.1





                        [Vivendi Universal Letterhead]



Jean-Francois Dubos
General Counsel



                                                             August 27th, 2001




Ladies and Gentlemen:

I am general counsel of Vivendi Universal, a societe anonyme organized under the laws of France ("Vivendi Universal"). This opinion is being furnished in connection with the filing by Vivendi Universal with the Securities and Exchange Commission of a Registration Statement on Form F-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to Rule 462(b) under the Securities Act for the purpose of registering under the Securities Act additional ordinary shares, nominal value of euro 5.50 per share, of Vivendi Universal (the "Shares") for issuance by Vivendi Universal pursuant to the terms of the Agreement and Plan of Merger, dated as of May 20, 2001, by and among Vivendi Universal, S.A., Metronome Acquisition Sub Inc. and MP3.com, Inc. The shares will be represented by Vivendi Universal's American Depositary Shares (the "ADSs").

In furnishing this opinion, I or lawyers under my supervision have examined such documents, corporate records, certificates of public officials and other agreements, instruments or opinions as I have deemed necessary or advisable for the purpose of rendering the opinions set forth below. In this examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as original documents and the conformity to original documents of all documents submitted to me as copies. In rendering the opinions expressed below, I have relied as to certain matters upon certificates and oral and written assurances from public officials.

On the basis of the foregoing, I am of the opinion that the Shares have been duly authorized and will, when issued in accordance with the Merger Agreement, be validly issued, fully paid and non-assessable.

I do not purport to be an expert on the laws of any jurisdiction other than the Republic of France, and I express no opinion herein as to the effect of any other laws.

This opinion is being rendered solely in connection with the registration of the offering, sale and delivery of the Shares, as represented by ADSs, in the United States pursuant to the registration requirements of the Securities Act. I hereby consent to the filing of this opinion as an exhibit to the Registration Statement that Vivendi Universal is filing with the United States Securities and Exchange Commission to register the Shares. By giving my consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations issued thereunder.

                                        Very truly yours,

                                        /s/  Jean-Francois Dubos











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